Jacob Asset Management LLC
                                  1675 Broadway
                               New York, NY 10019



                               September 20, 1999

Board of Directors of
Jacob Internet Fund Inc.
1675 Broadway
New York, NY  10019

Gentlemen:

           I hereby subscribe for 10,000 shares of the Common Stock, $.001 par value per share, of Jacob Internet Fund Inc. (the "Fund"), a Maryland corporation (the "Corporation") in shares of the Fund, at $10.00 per share for an aggregate purchase price of $100,000. My payment in full is confirmed.

           I hereby represent and agree that I am purchasing these shares of stock for investment purposes, for my own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distributing or selling such shares. I further agree that if any of such shares are redeemed during the period that the deferred organizational expenses of the Corporation are being amortized, I will reimburse the Corporation the then unamortized organizational expenses in the same ratio as the number of shares redeemed bears to the number of such shares held at the time of redemption.

                                     Very truly yours,



                                     By:/s/ RYAN I. JACOB
                                        ------------------


Confirmed and Accepted:

JACOB INTERNET FUND INC.


By:/s/ FRANCIS J. ALEXANDER
   -------------------------

865506.1

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